Exhibit 10.2

Primo Water Corporation
2013 Annual Incentive Plan

Purpose of Plan

This Annual Incentive Plan (the "Plan") is established to assist Primo Water Corp. (the "Company") in creating equitable compensation for eligible employees of the Company.  The Plan is intended to incent performance and motivate teamwork among employees with a mix of cash and/or equity awards, subject to both performance and service conditions.

Award Formula
•	Award issuance to employees selected to participate in the Plan is based on Company, team and employee specific performance. The amount and form of a participant's award, if any, and the performance conditions applicable to the award will be recommended by the CEO and finally determined and approved by Compensation Committee in its sole discretion.

•	Company performance is based on the Company's achievement of $13,550,000 in Adjusted EBITDA in 2013 ("Target Adjusted EBITDA").

•	The size of the Annual Bonus Pool available to eligible participants shall be based on the percentage of the Company's achievement of the Target Adjusted EBITDA:

Percentage of Target Adjusted EBITDA achieved:	Percent of Annual Bonus Pool Available	Size of Annual Bonus Pool
80%	50%	$500,000
85%	60%	$600,000
90%	70%	$700,000
95%	80%	$800,000
100%	100%	$1,000,000
105%	120%	$1,200,000
110%	150%	$1,500,000
115%	200%	$2,000,000
120%	250%	$2,500,000

•	The Compensation Committee may increase or decrease the Annual Bonus Pool in its sole discretion.

•	Awards under the Plan may be made in cash, restricted stock/restricted stock units and/or options, or any combination thereof, in the sole discretion of the Compensation Committee. Any awards paid in restricted stock/restricted stock units and/or options ("equity awards") will be granted pursuant to the Company's 2010 Omnibus Long-Term Incentive Plan (the "Omnibus Plan"), and may be subject to other terms and conditions, as described below.

Calculation of Awards and Other Terms and Conditions:

•	Awards will be calculated after year-end financial results are known, generally after completion of the audited financial statements. Adjusted EBITDA shall have the same meaning as set forth in the Company's then current credit agreement.

•	All awards are dependent on the Company being in compliance (including via waiver) with all applicable loan agreements, as such may be amended.

•	The Compensation Committee shall review and approve equity awards at its first meeting following the calculation of the award.

•	Equity awards shall be subject to the terms of the Omnibus Plan and the terms of an award agreement between the Company and the participant.

•	Equity awards may be subject to additional conditions or vesting requirements, including continued periods of service beyond the performance period, in the sole discretion of the Compensation Committee. It is anticipated that equity awards would vest over three (3) years.

•	All equity awards made under this Plan shall be valued for such purpose at the closing price on the trading day prior to the award date. Options will be valued using a Black-Scholes model, consistent with the Company's accounting practices.

Separation of Employment:

•	A participant who leaves the Company voluntarily, is dismissed for Cause (as defined in the Omnibus Plan), or is otherwise terminated by the Company at any time prior to payment shall forfeit all rights to his/her current-year award.

•	A participant who separates employment because of death, Disability, retirement in good standing or Change in Control (Disability and Change in Control have the same meanings as set forth in the Omnibus Plan) shall remain eligible for a current-year award, at the sole discretion of the Compensation Committee. In the event of a participant's termination in connection with a Change in Control or retirement from the Company in good standing prior to the end of a fiscal year, the Compensation Committee shall have discretion to award the participant a full or pro-rata share of his or her current-year award. In the case of a participant's death, any payments shall be made to the participant's estate.

•	Upon any separation as described above, any and all awards for the current year shall be at the sole discretion of the Compensation Committee

•	Treatment upon separation of employment of any equity awards granted as a result of participation in the Plan shall be subject to the terms of the Omnibus Plan and the applicable award agreement.

Eligibility

•	All full-time exempt employees of the Company shall be eligible to be selected by the Compensation Committee to participate in the Plan.

•	The Compensation Committee may make a determination with respect to an employee's eligibility or ineligibility to participate in the Plan at any time without prior notice.

General Requirements:

•	Nothing contained in this Plan shall give any employee the right to be retained in the employment of the Company or effect the right of the Company to relocate, change positions, or dismiss any employee.

•	The Compensation Committee reserves the right, in its sole discretion, to make adjustments to the Plan or to individual awards when it believes the integrity, purpose and fairness of the Plan would be better served. Any decisions of the Compensation Committee shall be conclusive and binding on all parties.

•	It is intended that the Plan be ongoing, however, it may be necessary for the Board to amend or terminate the Plan at any time without prior notification.

•	This Plan will be in effect for the 2013 calendar year.

•	To the extent applicable, this Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines in good faith that any compensation or benefits payable under this Plan may not be either exempt from or compliant with Section 409A, the Company shall adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this provision does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any participant for any failure to do so.

•	The Company shall have the authority, duty, and power to withhold from any award under this Plan the amount of any applicable federal, state, and local tax required to be withheld by the Company pursuant to any applicable laws or regulations.

Signature:	/s/ Billy D. Prim